Exhibit 99.2

March 2008

Dear Taylor Devices, Inc. Shareholder:

We recently mailed you proxy material in connection with our Special Meeting of Shareholders that was scheduled for February 22, 2008.  This meeting has been adjourned until March 28, 2008 and according to our records, we have not yet received your proxy.  Please help our company avoid any further cost and delay by voting your shares, regardless of the number of shares you own.

You can VOTE your shares by returning your proxy in the envelope provided.  If your shares are held with a broker or bank, you can also vote by telephone by following the enclosed instructions.

Our Board of Directors unanimously recommends a "FOR" vote on this proposal.

Thank you for your cooperation and support.

Sincerely,
TAYLOR DEVICES, INC.

/s/Douglas P. Taylor
Douglas P. Taylor
Chairman, President and
Chief Executive Officer

Enclosures